As Filed With the Securities and Exchange Commission on August 19, 1996
                                             Registration No. 333-05727

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                       Amendment No. 1 to
                            FORM S-3
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                       AST RESEARCH, INC.
     (Exact name of registrant as specified in its charter)

            Delaware                               95-3525565
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
 incorporation or organization)

         16215 Alton Parkway, Irvine, California 92718
                         (714) 727-4141

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Ian W. Diery, President and Chief Executive Officer
                       AST Research, Inc.
                      16215 Alton Parkway
                    Irvine, California 92718
                         (714) 727-4141

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copy to:
                      Nick E. Yocca, Esq.
 Stradling, Yocca, Carlson & Rauth, a Professional Corporation
 660 Newport Ce1nter Drive, Suite 1600, Newport Beach, California 92660

      Approximate date of commencement of proposed sale to public: From time to time on or after the later of July 11, 1996 or the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box. [   ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                             Proposed maximum offering     Proposed maximum aggregate
    Title of securities      Amount to be       price per share (1)            offering price (1)         Amount of registration
     to be registered         registered                                                                           fee
=================================================================================================================================
 Common Stock,
 par value $.01               4,498,594
                                shares                $7.8125                      $30,000,000                  $11,480.10
=================================================================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c). A fee of $10,344.83 was paid in the initial filing of this registration statement for 3,840,000 shares which was calculated using the average of the high and low prices reported by the Nasdaq National Market for the Common Stock on June 3, 1996, which was $7-13/16 per share. An additional fee of $1,135.27 is due with this amendment for the additional 658,454 shares being registered, which was calculated using the average of the high and low prices reported by the Nasdaq National Market for the Common Stock on August 15, 1996, which was $5 per share.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                        AST RESEARCH, INC.


                 4,498,594 SHARES OF COMMON STOCK
                 --------------------------------

      This Prospectus relates to the offer and sale of up to 4,498,594 shares of Common Stock, $.01 par value per share (the "Common Stock"), of AST Research, Inc. (the "Company"), which may be offered hereby from time to time by Tandy Corporation, a Delaware corporation ("Tandy" or "Selling Stockholder") for its own benefit. See "Selling Stockholder." The Company will not receive any part of the proceeds from the sale of Common Stock made hereunder. See "Use of Proceeds." None of the shares offered pursuant to this Prospectus have been registered prior to filing the Registration Statement of which this Prospectus is a part.

      The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ASTA." The average of the high and low prices of the Common Stock on August 14, 1996, as reported by Nasdaq, was $5.

      All or a portion of the Common Stock offered by this Prospectus may be offered for sale by the Selling Stockholder, from time to time, on the Nasdaq National Market or on one or more exchanges, or otherwise, at prices and terms then obtainable, or in negotiated transactions at negotiated prices. The distribution of these securities may be effected in one or more transactions that may take place individually or in combination, including, among others, ordinary brokerage transactions (which may involve crosses or block transactions), or privately negotiated transactions, directly to purchasers or through underwriters, brokers or dealers, or through sales to one or more underwriters or dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholder also may concurrently sell shares pursuant to Rule 144. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder. See "Plan of Distribution."

      The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

      The shares being registered with this registration statement are being registered for resale purposes only.

      All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes. The total of the expenses of issuance and distribution to be borne by the Company is estimated to be $94,000.

      SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is August 19, 1996.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AND HAVE NOT BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER OR ANY UNDERWRITERS, BROKERS OR AGENTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60606 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Common Stock being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have not been set forth herein as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the documents incorporated by reference therein or the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Updating information with respect to the Company will be incorporated into the Prospectus or the Registration Statement by reference to filings by the Company with the Commission pursuant to the Exchange Act. The Company may also in some cases file with the Commission amendments of, or supplements to, this Prospectus or the Registration Statement.


        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

          a. The Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1995, filed with the Commission on September 29, 1995.

          b. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, filed with the Commission on November 14, 1995.

          c. The Company's Proxy Statement mailed to the Stockholders on or about December 11, 1995, filed with the Commission on December 11, 1995.

          d. The Company's Transition Report on Form 10-K for the transition period from July 2, 1995 to December 30, 1995, filed with the Commission on March 28, 1996.

          e. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996, filed with the Commission on May 14, 1996.

          f. The Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996, filed with the Commission on August 13, 1996.

          g. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commissioner under the Exchange Act on August 14, 1989 (Commission File No. 0-13941), including the Certificate of Designation of Preferred Stock and Rights Certificate and Summary of Terms filed as
          Exhibit 1 to such Form 8-A; as modified by the Amended and Restated Rights Agreement dated January 28, 1994 (the "Rights Agreement"), filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended January 1, 1994, filed with the Commission on February 15, 1994; and as further modified by the Amendment of the Rights Agreement dated March 1, 1995, filed with the Commission on March 3, 1995 as Exhibit 4.1.1 of the Company's Current Report on Form 8-K.

          h. The Company's Current Reports on Form 8-K filed with the Commission on (i) August 7, 1995; (ii) September 6, 1995;
          (iii) September 18, 1995; (iv) September 21, 1995; (v) September 25, 1995; (vi) November 6, 1995; (vii) November 8, 1995;
          (viii) November 22, 1995; (ix) December 22, 1995; (x) February 1, 1996; (xi) May 24, 1996, (xii) July 1, 1996, (xiii) July 15, 1996, and
          (xiv) July 31, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information in such documents that this Prospectus incorporates). Such requests should be directed to Investor Relations, AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, telephone number (714) 727-7781.

                          RISK FACTORS

     The following factors, including, but not limited to, all information, cautions and risk factors in the Registration Statement of which this Prospectus is a part, in the information incorporated therein by reference, or in the Company's future filings with the Commission pursuant to the Exchange Act, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby, together with all of the other information set forth in or incorporated by reference into this Prospectus.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains or incorporates certain forward-looking statements that are based on current expectations. In light of the important factors that can materially affect results, including those set forth under the heading "Risk Factors" and elsewhere in this Prospectus or incorporated herein, the inclusion of forward-looking information herein should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company may encounter competitive, technological, financial, legal and business challenges making it more difficult than expected to continue to develop, market, manufacture and ship new products on a timely basis; competitive conditions within the personal computer industry may change adversely; demand for the Company's products may weaken; the market may not accept the Company's new products; the Company may be unable to retain existing key management personnel; inventory risks may rise due to shifts in market demand; the Company's forecasts may not accurately anticipate market demand; and there may be other material adverse changes in the Company's operations or business. Certain important presumptions affecting the forward-looking statements made herein include, but are not limited to (i) timely identifying, designing, and delivering new products as well as enhancing existing products,
(ii) implementing current restructuring plans, (iii) defending positions with the IRS and in legal proceedings, results of such undertakings being difficult to assess and potential material adverse effects due to ultimate loss on substantive issues or the substantial expense and loss of time connected with defense of claims, (iv) accurately forecasting capital expenditures, and
(v) obtaining new sources of external financing prior to the expiration of existing support arrangements entered into with Samsung Electronics Co. Ltd. ("Samsung"). Assumptions relating to budgeting, marketing, advertising, product development, litigation, taxation and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn materially affect the Company's financial position and results of operations.

     Future operating results also may be materially impacted by a number of factors that could cause actual results to differ materially from those stated herein, which reflect management's current expectations. These factors include worldwide economic and political conditions, industry specific factors, the Company's ability to maintain access to external financing sources (including Samsung) and its financial liquidity, the Company's ability to timely develop and produce commercially viable products at competitive prices, the availability and cost of components, the Company's ability to manage expense levels, the continued financial strength of the Company's dealers and distributors, and the Company's ability to accurately anticipate customer demand.

COMPETITION

     The Company participates in a highly competitive and volatile industry that is characterized by dynamic customer demand patterns, rapid introduction of new products, technological advances, and product obsolescence, resulting in an extremely competitive pricing environment with downward pressure on gross margins. The Company anticipates that the personal computer industry will continue to experience intense price competition and dramatic price reductions. There can be no assurance that future pricing actions by the Company and its competitors will not materially adversely impact the Company's net sales and profitability.

     The Company's ability to compete is largely dependent upon its financial strength and its ability to adequately fund its operations. Many of the Company's competitors are significantly larger and have significantly greater financial resources than the Company. The Company's sources of financing include cash on hand, cash provided by operations, available borrowings under its revolving credit facility and possible future public or private debt and/or equity offerings. The Company's future success is highly dependent upon its continued access to sources of financing which it believes are necessary for the continued growth of the Company. The Company currently has a $200 million revolving credit facility guaranteed by Samsung. However, in the event the Company is unable to maintain access to its existing financing sources, or increase them as required, there would be a material adverse effect on the Company's business operations.

     The ongoing introduction of new technologies across all of the Company's product lines is intended to enable the Company to keep pace with rapid market changes and to minimize the effect of continued competitive pricing. However, there can be no assurance that the Company will have the financial resources, marketing and distribution capability, or the technological knowledge to compete successfully. In addition, the Company's results of operations could be materially adversely impacted if it is unable to effectively implement its technological and marketing alliances with other companies, such as Microsoft and Intel, and manage the competitive risks associated with these relationships.

COMPONENT AVAILABILITY

     Increases in demand for personal computers have created industry wide shortages, which at times have resulted in premium prices being paid for key components, such as flat panel display screens, Dynamic Random Access Memory chips, Static Random Access Memory chips, CD-ROM drives and monitors. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products. In addition, a number of the Company's products include certain components, such as microprocessors, video chips, core logic, modems, lithium ion batteries, Static Random Access Memory chips and Application Specific Integrated Circuits, that are occasionally purchased from single sources due to availability, price, quality or other considerations. These single source suppliers include purchases of selected lithium ion batteries from Sony Corporation as well as selected Core Logic from Intel Corporation. In addition, the Company also purchases a majority of its microprocessor requirements from Intel Corporation and a majority of Random Access Memory Chips from Samsung Electronics Co., Ltd. The Company purchases both components and selected finished goods pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with single source suppliers. Reliance on suppliers generally involves risks, including the possibility of defective parts, a shortage of components, an increase in component costs and disruptions in delivery of components. Should delays, defects or shortages re-occur or component costs significantly increase, the Company's net sales and profitability could be materially adversely affected.

RELIANCE UPON ORIGINAL EQUIPMENT MANUFACTURING

     Presently, the Company's notebook products are manufactured by outside vendors including Quanta Computer, Inc. and Compal Electronics, Inc. in Taiwan. These original equipment manufacturers, which have been able to provide the Company with its product requirements, are also subject to the same risks inherent in notebook computing technology, development and manufacturing. As a result, the Company's ability to bring its notebook products to market is highly dependent upon these third-party vendors to effectively design, develop and manufacture these products. Should these companies not be able to design, develop or manufacture the Company's products in a timely manner, the Company's net sales, cash flows, and profitability could be materially adversely affected.

SAMSUNG'S COMMERCIAL RELATIONSHIP WITH THE COMPANY

      The Company and Samsung entered into strategic agreements covering a broad range of commercial relationships including, among others, component supply agreements for certain critical components manufactured by Samsung and used by the Company in the manufacture of personal computers and a joint procurement agreement providing a mechanism for Samsung and the Company to coordinate their purchases from third parties in order to obtain more favorable pricing.
However, as Samsung is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to or to do business with the Company. In addition, because Samsung has other business involvements typical of large, multi-national companies and is not based in the United States, it is possible that some additional suppliers, customers, employees and others will not react favorably to Samsung's investment in the Company.

     Samsung is a critical supplier of components to the Company and is based in South Korea. Political turmoil between North and South Korea could materially adversely affect the Company's operations.

RESTRUCTURING OF MANUFACTURING OPERATIONS

     In December 1995, the Company implemented a restructuring plan designed to increase its utilization of third-party board manufacturing and design and to realign its Asia Pacific manufacturing operations. The Company's increased reliance on third-party board manufacturers involves risks, including the possibility of defective boards, a shortage of boards, an increase in board costs, and disruptions in delivery of boards. Should delays, defects or shortages occur or board costs significantly increase, the Company's net sales and profitability could be materially adversely affected. Although the Company believes that the restructuring activities were necessary, no assurance can be given that restructuring action will be successful or that similar action will not be required in the future.

TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

      The Company's future success will be highly dependent upon its ability to develop, produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will be technically advanced or commercially successful due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that the Company will be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to manage risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand and the timely manufacturing of products in appropriate quantities to meet anticipated demand. The Company regularly introduces new products designed to replace existing products. While the Company attempts to closely monitor new product introductions and product obsolescence, there can be no assurance that such transitions will occur without materially adversely affecting the Company's net sales, cash flow and profitability. In addition, if the Company is unable to successfully anticipate and manage shifts in personal computer technology, the Company's product life cycles could be negatively impacted and may continue to have a material adverse effect on the Company's net sales, cash flow and profitability.

     The Company has, over the past two years, had difficulty in bringing products to market. Product development delays have occurred for a variety of reasons, primarily resulting from difficulties in the Company's product development processes. While the Company has focused on these issues and believes that improved processes and procedures have been designed and implemented, there can be no assurance that these processes and procedures will be successful. If these improved processes and procedures are not successful, there could continue to be material adverse effects on the Company's net sales, cash flow, and profitability.

FOREIGN CURRENCY FLUCTUATIONS

     The Company's international operations are affected by foreign currency fluctuations. The financial statements of the Company's foreign subsidiaries are remeasured into the United States dollar functional currency for consolidated reporting purposes. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated results of operations. The Company attempts to minimize the impact of these remeasurement gains and losses by utilizing a limited hedging strategy which includes the use of foreign currency borrowings, the netting of foreign currency assets and liabilities, and forward exchange contracts. The Company's exposure to currency fluctuations will continue to increase as a result of the expansion of its international operations. Significant fluctuations in currency values could have material adverse effect on the Company's net sales, gross margins and profitability.

INTERNATIONAL OPERATIONS

     The Company's international operations may be affected by changes in United States trade relationships, increased competition and the political and economic stability of the locations in which sales occur. The Company operates in foreign locations, such as the People's Republic of China, where future sales may be dependent upon continuing favorable trade relations. Additionally, foreign locations such as the People's Republic of China and Taiwan may experience changes in their general economic stability due to such factors as increased inflation and political turmoil. Also, political tensions between the People's Republic of China and Taiwan could adversely affect the Company's operations, particularly its notebook production. Any significant change in United States trade relations or the economic or political stability of foreign locations in which the Company operates could have a material adverse effect on the Company's net sales and profitability.

INTELLECTUAL PROPERTY RIGHTS

     The personal computer industry presents risks for claims of infringement of patents, trademarks and copyrights. From time to time, the Company is notified that certain of its products may infringe upon the intellectual property rights of others. The Company generally evaluates all such notices on a case-by-case basis to determine whether licenses are necessary or desirable. If such claims are made, there can be no assurance that licenses will be available on commercially reasonable terms or that retroactive royalty payments on sales of the Company's computer products will not be required. In addition, substantial costs may be incurred in disputing such claims. The Company believes that the actions it takes to avoid or minimize the impact to the Company of such claims are prudent; however, there can be no assurance that such claims will not occur or would not have a material adverse effect on the Company's business operations and profitability. Pursuant to its Strategic Alliance Agreement with Samsung dated February 27, 1995, the Company has a patent cross license agreement with Samsung dated July 31, 1995 that expires on July 31, 2005 under which the Company agrees to indemnify Samsung against infringement claims.

CREDIT RISKS

     The Company's primary means of distribution continues to be third-party computer resellers and consumer retailers. While the Company continuously monitors and manages the credit it extends to its customers to limit its credit risk, the Company's business could be materially adversely affected in the event that the financial condition of its customers weakens. In the event of the financial failure of a major customer, the Company would experience disruptions in its distribution as well as the loss of the unsecured portion of any outstanding accounts receivable.

CONTROL BY PRINCIPAL STOCKHOLDER

     Samsung beneficially owns, as defined in Rule 13d-3 under the Exchange Act, approximately 49.6% of the Company's outstanding Common Stock as of August 19, 1996. Further, pursuant to the Stockholder Agreement between the Company and Samsung, the Company may not, without the prior written consent of Samsung or, in case of Board action, the affirmative vote or written consent of not less than a majority of the Directors designated by Samsung, enter into certain transactions including certain acquisitions, divestitures, Common Stock issuances, capital expenditures or strategic relationships. As a result, Samsung effectively controls most matters requiring approval by the stockholders or board of directors of the Company, including the election of a majority of the directors, and may effectively direct the Company's business and affairs.

IMPEDIMENTS TO CHANGES IN CONTROL

     The voting power of Samsung under certain circumstances could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is incorporated under Delaware law and certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws may make more difficult or discourage attempts to change the composition of the Board of Directors, may make more difficult or discourage takeovers in which holders of the Company's Common Stock might receive a substantial premium for some or all of their shares, and could potentially depress the market price of shares of Common Stock. The Company has an existing Stockholder Rights Plan (the "Rights Plan") that is intended to protect stockholders from unfair takeover practices. Under the Rights Plan, if a party acquires or commences a tender offer for 15% of the Company's then outstanding Common Stock, each existing stockholder would have the right to obtain additional stock or property according to the terms of the Rights Plan. Such Rights Plan may make more difficult or discourage takeover attempts and could potentially depress the market price of the Common Stock.

INDUSTRY CONDITIONS

     General economic conditions have an impact on the Company's business and financial results. From time to time, the markets in which the Company sells its products experience weak economic conditions that may negatively affect sales of the Company's products. Although the Company does not consider its business to be highly seasonal, it has historically experienced seasonally higher sales in the consumer retail sales channel in the quarter ended in December due to strong holiday demand for some of its products in certain regions.

STOCK REBALANCING AND PRICE PROTECTION

     Consistent with industry practice, the Company provides certain of its larger distributors, consumer retailers and dealers with stock rebalancing and price protection rights that permit these distributors, retailers and dealers to return slow-moving products to the Company for credit or to receive price adjustments if the Company lowers the price of selected products within certain time periods. Stock rebalancing programs allow customers to return product and receive credit for the invoiced price less any post-sale pricing reductions. Partially offsetting the credit issued is the value of the product which is returned. The Company, as part of its revenue recognition policy, estimates the expected returns and reduces both sales and cost of sales accordingly. Stock rebalancing and price protection credits represented 6.2% of net sales during the first six months of fiscal year 1996, 4.2% during transition period 1995, 4.0% for fiscal year 1995, and 2.1% for fiscal year 1994.. If sales and pricing trends experienced in the current year continue or accelerate, there can be no assurance that the Company will not experience rates of return or price protection adjustments that could materially adversely impact the Company's net sales and profitability in the future.

PRODUCTION CAPACITY

     The Company believes that its production capacity for the products it manufactures should be sufficient to support anticipated unit volumes for the foreseeable future. However, if the Company is unable to obtain certain key components, or to effectively forecast customer demand or manage its inventory, increased inventory obsolescence or reduced utilization of production capacity could materially adversely impact the Company's gross margins and results of operations.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Company believes factors such as new product introductions, price changes, or other announcements by the Company or its competitors, as well as quarterly variations in the financial results of the Company, have caused substantial fluctuations in the market price of the Company's Common Stock. In addition, the stock market has experienced and continues to experience price and volume fluctuations that have particularly affected the market price for securities of many companies in the technology sector. These broad market fluctuations, as well as general economic and political conditions, may materially adversely affect the market price of the Company's Common Stock and/or the Company's ability to raise additional capital. Total shares outstanding at August 2, 1996 were 57.7 million shares. Restricted shares represent approximately 50 percent of this total. See "Risk Factors - Shares Available for Future Sale."


REALIZATION OF DEFERRED TAX ASSETS

     In determining the amount of the valuation allowance required to be established against deferred tax assets in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," the Company has primarily relied upon its ability to generate future taxable income using certain available tax planning strategies. The amount of taxable income that could actually be generated from such tax planning strategies is dependent upon the Company being able to sell certain appreciated assets at the current estimated fair market value. Although the Company has utilized an outside valuation firm to determine the current estimated fair market value of such assets, changes in market conditions could result in a reduction of the estimated fair market value of these assets that would materially adversely affect the amount of the valuation allowance and reduce the amount of net deferred tax assets considered realizable. In addition, on July 11, 1996, the sale and issuance of common stock resulted in a change of ownership for purposes of limitations on net operating loss and tax credit carryforwards. The application of those limitations adds uncertainty as the Company's ability to utilize its net operating loss and tax credit carryforwards.

EARTHQUAKE RISKS

     The Company's corporate headquarters facility, at which the majority of its research and development activities are conducted, is located near major earthquake faults which have experienced earthquakes in the past. While the Company does carry insurance at levels management believes to be prudent, in the event of a major earthquake or other disaster affecting one or more of the Company's facilities, it is likely that insurance proceeds would not cover all of the costs incurred and, therefore, the operations and operating results of the Company could be materially adversely affected.

PAST FINANCIAL PERFORMANCE

     Because of the factors discussed herein and other factors affecting the Company's operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate positive results or trends in future periods.
In addition, the Company's participation in the highly competitive personal computer industry often results in significant volatility in the Company's common stock price.

SHARES AVAILABLE FOR FUTURE SALE

     The future sale of shares of the Company's Common Stock could have an adverse effect on the market price of the Common Stock. Such sales could be made by existing stockholders and by holders of outstanding options and warrants to purchase shares of Common Stock pursuant to Rule 144 under the Securities Act, by stockholders purchasing shares of Common Stock in the offering contemplated by this Prospectus or in the public market after completion of the offering, by stockholders, optionholders or warrantholders exercising outstanding registration rights (including Samsung) or pursuant to one or more registration statements covering the issuance of stock options and Common Stock to employees, directors or advisors of the Company. Including the shares covered by the Registration Statement of which this Prospectus is a part, the Company estimates that approximately 45 million shares of Common Stock (including shares of Common Stock issued or issuable at August 19, 1996) are eligible for sale pursuant to Rule 144 or an effective registration statement under the Securities Act or a registration statement that may be filed pursuant to outstanding registration rights. The large number of shares available for future sale may materially adversely affect the market price of the Company's Common Stock and/or the Company's ability to raise additional capital. Total shares outstanding at August 2, 1996 were 57.7 million shares. Restricted shares represent approximately 50 percent of this total.


                         THE COMPANY
GENERAL

     The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The principal executive offices of the Company are located at 16215 Alton Parkway, Irvine, California 92718, and its telephone number is (714) 727-4141. Unless the context otherwise requires, references to the "Company" herein include AST Research, Inc. and each of its operating subsidiaries.

     The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, notebook and server computer systems marketed under the Advantage!(R), Bravo, Premmia, Ascentia, and Manhattan brand names. The Company's products feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, value added dealers and value added resellers.

SIGNIFICANT DEVELOPMENTS

     Pursuant to the terms of the Stock Purchase Agreement, Samsung and the Company entered into a Letter of Credit Agreement dated July 31, 1995 (the "Credit Agreement"), pursuant to which, among other things, Samsung agreed to advance funds to satisfy up to $75 million of the Company's obligation under a Promissory Note due July 11, 1996 executed by the Company on July 12, 1993 in favor of Tandy (the "Tandy Note"), and the Company agreed to repay Samsung, at Samsung's election in the event that all or a portion of the letter of credit amount is called upon for payment of the Tandy Note, by either (i) providing a promissory note in favor of Samsung with a principal amount equal to the amount advanced, or (ii) issuing to Samsung that number of shares of Common Stock having a current market price, as defined in the Credit Agreement, equal to the amount advanced (subject to the 49.9% ownership limitation contained in Section
2.1.7 of the Stockholder Agreement dated July 31, 1995 between the Company and Samsung (the "Stockholder Agreement")), or (iii) any combination of the foregoing, at Samsung's election.

  On August 23, 1995, the Company and Tandy Corporation amended the terms of the Tandy Note. Pursuant to such amendment, the Company paid $6.7 million of principal on August 25, 1995, thereby reducing the note balance to $90 million of principal plus interest.

  On July 11, 1996, the Company repaid the $90 million promissory note due to Tandy related to the Company's 1993 acquisition of Tandy's personal computer manufacturing operations. Payment was in the form of 4,498,594 shares of the Company's common stock valued at $30 million, and $60 million in cash. Subsequent to the issuance of shares to Tandy, also on July 11, 1996, the Company issued 8,499,336 shares of its common stock to Samsung in exchange for $60 million in cash that was used to repay Tandy. This issuance was at Samsung's discretion pursuant to the 1995 Letter of Credit Agreement between the Company and Samsung.

     The descriptions herein are qualified in their entirety by reference to the exhibits to the Registration Statement as follows: 2.2 - Agreement of Stock Purchase; 2.2.1 - Amendment No. 1 to Stock Purchase Agreement; 2.2.2 - Amendment No. 2 to Stock Purchase Agreement; 4.1.1 - Amendment to Rights Plan; 10.17 - Letter of Credit Agreement; 10.18 - Registration Rights Agreement; 10.19 - Stockholder Agreement; 10.20 - Amendment No. 1 to Stockholder Agreement; 10.29 - General Terms Agreement; 10.30 - Letter Agreement; 10.32 - Additional Support Agreement; 10.33 - Loan Agreement and Promissory Note; 10.34 - Credit Agreement;
10.35 - First Amendment to Credit Agreement; and each thereof is incorporated by reference herein.

                        USE OF PROCEEDS

     The proceeds of any sales of the Common Stock offered hereby will belong to the Selling Stockholder. The Company will not receive any proceeds from such sales of the Common Stock.

     Upon the issuance of the Selling Stockholder's Common Stock, the Company will have received the surrender of $30 million in principal amount due and payable to the Selling Stockholder under the Tandy Note. See "Selling Stockholder."

                      SELLING STOCKHOLDER

     On July 11, 1996, the Tandy Note became due and payable. On July 11, 1996, the Company had a right, on the terms of the Tandy Note, as amended, to issue Tandy shares of the Company's Common Stock in satisfaction of an amount of the principal then due under the Tandy Note, up to $30,000,000, equal to the product of the average closing price of Common Stock on the prior ten trading days, as quoted on the Nasdaq National Market, multiplied by the number of shares that the Company elected to deliver to Tandy. On July 11, 1996, the Company repaid the Tandy Note in the form of 4,498,594 shares of the Company's common stock valued at $30 million in accordance with the above formula, and $60 million in cash.

     Pursuant to the Agreement for Purchase and Sale of Assets dated as of June 30, 1993, as amended (the "Tandy Acquisition Agreement"), among the Company, Tandy, TE Electronics Inc. and GRiD Systems Corporation ("GRiD"), effective June 30, 1993, the Company acquired certain assets and assumed certain liabilities relating to Tandy's personal computer manufacturing operations and GRiD's North American and European sales divisions, excluding Tandy/GRiD France. The purchase price of $105 million consisted of $15 million in cash and the issuance of a three-year promissory note in the original principal amount of $90 million (the "Tandy Note"). Pursuant to the Tandy Acquisition Agreement, effective September 1, 1993, the Company purchased certain assets and assumed certain liabilities of Tandy/GRiD France. The purchase price of $6.7 million was recognized through an increase in the principal amount of the Tandy Note so that, after completion of the Tandy/GRiD France acquisition, the total principal amount of the Tandy Note was $96.7 million. Interest was payable once per year on July 11th and there were no sinking fund requirements. Interest due related to fiscal year 1995 was paid on July 11, 1995 at a rate of 4.94% per annum. The interest rate was adjusted to 5.00%, effective July 11, 1995, based on the lower of either 5% or the "lowest three month rate" within the meaning of Section 1274(d)(2) of the Internal Revenue Code of 1986 as of July 11, 1995. The Tandy Note also then required the Company to maintain a standby letter of credit payable to Tandy in the amount of 70% of the principal amount of the Tandy Note or $67.7 million. Upon maturity, up to 50% of the principal amount of the Tandy Note was convertible, at the option of the Company, into Common Stock of the Company based upon its then fair market value, as defined in the Tandy Note.

     On August 23, 1995, the Company and Tandy amended the terms of the Tandy Note. Pursuant to such amendments, the Company paid $6.7 million on August 25, 1995, thereby reducing the principal balance of the Tandy Note from $96.7 million to $90 million. Tandy allowed the substitution of a letter of guarantee from both Samsung and Samsung Electronics America, Inc. for the letter of credit that previously had been required. Additionally, the maximum principal amount of the Tandy Note that could be converted, at the option of the Company, into Common Stock of the Company upon maturity of the Tandy Note, based upon its then fair market value as defined in the Tandy Note, was reduced to $30.0 million; and the Company agreed to file a registration statement with the Commission to register such shares of Common Stock for resale by Tandy, and keep the registration statement effective for a period ending when all shares offered thereby shall have been sold, or ninety (90) days from the effective date of such registration statement, whichever occurs first. All other terms of the Tandy Note remained unchanged. On July 11, 1996, the Company repaid the $90 million promissory note due to Tandy related to the Company's 1993 acquisition of Tandy's personal computer manufacturing operations. Payment was in the form of 4,498,594 shares of the Company's common stock valued at $30 million, and $60 million in cash. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the provisions of the Tandy Note requiring the Company to use its best efforts to effect registration under the Securities Act as of the date of issuance of the Common Stock.

     The following table sets forth the number and percentage, on a diluted basis, of shares of Common Stock owned by Tandy immediately prior to the offering made by this Prospectus, assuming no shares that were issued to Tandy on July 11, 1996 have been sold otherwise than in this offering. Upon completion or termination of the offering, assuming all of the shares held by Tandy were to be sold and that Tandy were to acquire no additional shares of Common Stock prior to the completion of this offering, Tandy would beneficially own no shares of Common Stock of the Company.

================================================================================
                              Shares                           Shares
                           Beneficially        Shares       Beneficially
                              Owned            Being            Owned
Name                     Prior to Offering     Offered      After Offering
- --------------------------------------------------------------------------------
                        Number    Percent                  Number   Percent
                       ---------  -------                  ------   -------
Tandy Corporation      4,498,594    7.8%      4,498,594      0         0%
================================================================================

     In connection with the Tandy Acquisition, Tandy and the Company entered into a Sales Agreement dated July 13, 1993 whereby AST supplied personal computers to Tandy's Radio Shack, Computer City and Incredible Universe retail operations and a Circuit Board Purchase Agreement. The three-year agreement expired on July 12, 1996.

     The descriptions herein are qualified in their entirety by reference to the exhibits to the Registration Statement as follows: 2.1 - Agreement for Purchase of Sale of Assets; 2.1.1 - Sales Agreement; 2.1.2 - Circuit Board Purchase Agreement; 2.1.3 - Agreement of Sale of Going Business; 10.7 - Promissory Note;
10.8 - First Amendment to Promissory Note; 10.9 - Second Amendment to Promissory Note; and 10.10 - Third Amendment to Promissory Note; and each thereof is incorporated by reference herein.

                      PLAN OF DISTRIBUTION

     The purpose of this Prospectus is to permit the Selling Stockholder, if it desires, to dispose of some or all of the shares of Common Stock issued by the Company pursuant to the Tandy Note, as amended, at such times, on a delayed or continuous basis, and at such prices as the Selling Stockholder chooses.
Whether offers and sales will be made, and the timing and amount of any offers or sales that are made, is and will be within the sole discretion of the Selling Stockholder. The distribution of the shares of Common Stock offered hereby may be effected from time to time in one or more transactions. Any of the shares of Common Stock offered hereby maybe offered for sale, from time to time, by the Selling Stockholder, or by permitted transferees or successors of the Selling Stockholder, on the National Association of Securities Dealers Automated Quotation System's National Market System (the "Nasdaq National Market"), or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices, or otherwise. The shares of Common Stock offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates;
(ii) through one or more dealers or agents (which may include one or more underwriters) including, but not limited to: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; (iii) directly to one or more purchasers; or (iv) a combination of these methods. The names of any underwriters or agents involved in the sale of the Common Stock will be set forth in a Prospectus Supplement.
In connection with the distributions of the Common Stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or financial institutions of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Stockholder may also pledge the shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Common Stock covered by this Prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be concurrently sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholder or its underwriters, dealers or agents may sell the Common Stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a Prospectus supplement.

     In connection with this Offering, and pursuant to Section 4(f) of the Tandy Note, the Company will pay all expenses of preparing and filing the registration statement, including, without limitation, Commission registration and filing fees, printing expenses, fees and disbursements of legal counsel and accountants for the Company, transfer agents' and registrars' fees, fees and disbursements of experts used by the Company in connection with such registration, expenses of any special audits of the Company incidental to or required by such registration, and expenses incidental to any post-effective amendment to any such registration statement.

     In addition, in connection with the registration by the Company pursuant to the Tandy Note, the Company agreed to use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all shares of Common Stock covered by the registration statement for the period required to effect the distribution of such shares of Common Stock, as determined by Tandy, but in no event shall the Company be required to do so for a period of more than ninety
(90) days following the effective date of such registration statement. The Company shall also:

          (i) furnish to Tandy such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such other documents as Tandy may reasonably request in order to facilitate the disposition of such shares of Common Stock issued in connection with the repayment of the Tandy Note, but only while the Company is required under the provisions of the Tandy Note to cause the registration statement to remain current;

          (ii) use its best efforts to register or qualify the shares of Common Stock covered by the registration statement under such other securities or blue sky laws of such jurisdictions in the United States as Tandy shall reasonably request, and do any and all other acts and things which may be reasonably necessary to enable Tandy to consummate the disposition of such shares owned by it; provided, however, that the Company shall in no event be required (a) to qualify to do business as a foreign corporation or as a dealer in any jurisdiction where it is not so qualified, (b) to conform the composition of its assets at the time to the securities or blue sky laws of such jurisdiction, (c) to execute or file any general consent to service of process in suits other than those arising out of the offer and sale of the shares of Common Stock covered by the registration statement, (d) to subject itself to taxation in any jurisdiction where it has not theretofore done so, or (e) to pay any costs and expenses relating to the qualification or registration of such shares under the blue sky laws of more than twenty states; and

          (iii) deliver an opinion of counsel for the Company, dated the effective date of such registration statement or any post-effective amendment or supplement thereto, addressed to Tandy and any underwriter, in the form usual and customary in connection with the public offering of securities.

     All underwriters', dealers', brokers' or agents' commissions, concessions, discounts, fees or other compensation will be paid by the Selling Stockholder.

     Underwriters and agents who participate in the distribution of the shares may make a market in the Common Stock, but will not be obligated to do so and may discontinue market making activities at any time without notice. Underwriters, dealers and agents who participate in the distribution of the shares may be entitled, under agreements entered into with the Company, to indemnification against certain liabilities, including liabilities under the Securities Act, or to contribution for payments which such underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the later of the commencement of offers or sales of the Common Stock to be distributed and the time such person becomes a participant in the distribution unless such person is a qualifying registered market maker on the National Market System of the Nasdaq Stock Market, and such market making activities are conducted in accordance with Rule 10b-6A under the Exchange Act. Pursuant to Rule 10b-6A, a qualified registered market maker is permitted to engage in passive market making transactions during the two business days prior to the commencement of offers or sales of the Common Stock which comply with applicable volume and price limits and are identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time. In addition to and without limiting the generality of the foregoing, the Selling Stockholder and any other person participating in such distribution will be subject to other applicable provisions of the Exchange Act and rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may further limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholder and any other such person. All of the foregoing may limit the marketability of the Common Stock and the ability of any underwriter, broker, dealer or agent to engage in market making activities.

                         LEGAL MATTERS

     The validity of the shares of Common Stock to be offered hereby has been passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                            EXPERTS

     The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 1995 and in the Company's Transition Report on Form 10-K for the transition period from July 2, 1995 to December 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                        4,498,594 SHARES

                       AST RESEARCH, INC.

                          COMMON STOCK
                         PAR VALUE $.01


                           PROSPECTUS

                        AUGUST 19, 1996


                       TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----
AVAILABLE INFORMATION ....................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ..........................  2

RISK FACTORS .............................................................  3

THE COMPANY  .............................................................  8

USE OF PROCEEDS ..........................................................  9

SELLING STOCKHOLDER  .....................................................  9

PLAN OF DISTRIBUTION ....................................................  11

LEGAL....................................................................  12

EXPERTS..................................................................  13

                        August 19, 1996

                            PART II
           INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following sets forth the costs and expenses, all of which shall be borne by the Company, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

===========================================================================
          Securities and Exchange Commission Fee      $ 11,480.10
          "Blue Sky" Fees                             $    500.00      *
          Nasdaq Fees                                 $ 17,500.00
          Accounting Fees and Expenses                $ 15,000.00      *
          Legal Fees and Expenses                     $ 30,000.00      *
          Printing Fees                               $ 10,000.00      *
          Miscellaneous Expenses                      $ 10,000.00      *
                                                      -----------
          Total                                       $ 94,480.10      *
                                                      ===========

* Estimated.

Item 15.  Indemnification of Directors and Officers.

The Company carries Directors' and Officers' Liability Insurance with a limit of $35 million.

Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Bylaws of the Company provide that the Company shall indemnify officers and directors where permitted by statute.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of the Company provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care. However, as provided by Delaware law, such limitation of liability will not act to limit liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) arising under the provisions of the Delaware General Corporation Law relating to unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company has entered into indemnification agreements with its officers and directors which contractually obligate the Company to indemnify officers and directors where permitted by applicable law. In connection with such agreements, the stockholders have approved the establishment by the Company of a trust fund, with a minimum balance of $1,000,000, to ensure fulfillment of its indemnity obligations to its officers and directors. The Company has not yet established such trust fund.

Insofar as indemnification from liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.  Exhibits.

2.1 Agreement for Purchase and Sale of Assets dated June 30, 1993 between AST Research, Inc. and Tandy Corporation, TE Electronics, Inc. and GRiD Systems Corporation. The Schedules have been omitted and are as described in the Agreement (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 28, 1993, Commission File No. 0-13941).

                                      II-1

2.1.1     Sales Agreement dated July 13, 1993 between AST Research, Inc.
          and Tandy Corporation pursuant to the Agreement for the Purchase and Sale of Assets dated June 30, 1993 (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
2.1.2 Circuit Board Purchase Agreement dated July 13, 1993 between AST Research, Inc. and TE Electronics Inc. pursuant to the Agreement for the Purchase and Sale of Assets dated June 30, 1993 (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
2.1.3     Agreement of Sale of Going Business (English translation) between
          AST Research France and Tandy GRiD France, effective September 1, 1993 (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 29, 1993, Commission File No. 0-13941).
2.2       Agreement of Stock Purchase dated as of February 27, 1995 between
          AST Research, Inc. and Samsung Electronics Company Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 3, 1995, Commission File No. 0-13941).
2.2.1     Amendment No. 1 to Stock Purchase Agreement dated as of June 1,
          1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Solicitation/Recommendation Statement on Amendment No. 1 to
          Schedule 14D-9 as filed with the Securities and Exchange Commission on June 8, 1995, SEC File No. 005-44159).
2.2.2     Amendment No. 2 to Stock Purchase Agreement dated as of July 29,
          1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
3.1 Certificate of Incorporation of AST Research, Inc., a Delaware Corporation, as amended (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995 , Commission File No. 0-13941).
3.2 Bylaws of AST Research, Inc., a Delaware corporation, as amended (incorporated by reference to exhibit number 99.4 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
4.1       Form of Amended and Restated Rights Agreement dated as of January
          28, 1994 between the Company and American Stock Transfer & Trust Co., as Successor Rights Agent (incorporated by reference to referenced exhibit number of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 1994), and Certificate of Designation of Preferred Stock and Rights Certificate and Summary of Terms of the Company's Shareholder Rights Plan which were included as exhibits to the original Rights Agreement dated as of August 15, 1989 (incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on August 14, 1989, Commission File No. 0-13941).
4.1.1 Amendment to Rights Plan dated as of March 1, 1995 between AST Research, Inc. and American Stock Transfer & Trust Co. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 3, 1995, Commission File No. 0-13941).
5.++      Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
          Corporation.
10.7      Promissory Note dated as of July 12, 1993 between AST Research,
          Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 28, 1993, Commission File No. 0-13941).
10.8      First Amendment dated September 22, 1993 to Promissory Note dated
          July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
10.9      Second Amendment dated October 14, 1993 to Promissory Note dated
          July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 29, 1993, Commission File No. 0-13941).
10.10     Third Amendment dated December 30, 1993 to Promissory Note dated
          July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on January 10, 1994, Commission File No. 0-13941).
10.17     Letter of Credit Agreement dated July 31, 1995 between AST
          Research, Inc., and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941)
                                      II-2
10.18 Registration Rights Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
10.19     Stockholder Agreement dated July 31, 1995 between AST Research,
          Inc. and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
10.20     Amendment No. 1 to Stockholder Agreement dated December 21, 1995 to Stockholder Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Company Co., Ltd. (incorporated by reference to exhibit number 99.3 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
10.29     General Terms Agreement dated July 31, 1995 between AST Research,
          Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
10.30     Letter Agreement dated July 31, 1995 between AST Research, Inc.
          and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
10.32 Additional Support Agreement dated December 21, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to exhibit number 99.2 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
10.33     Loan Agreement and Promissory Note dated November 20, 1995 between AST Research, Inc. and Samsung Electronics America, Inc. (incorporated by reference to the referenced exhibit number of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 1996, Commission File No. 0-13941).
10.34     Credit Agreement dated December 27, 1995 among AST Research,
          Inc., Bank of America NT & SA as agent and the other financial institutions party hereto (incorporated by reference to the Company's Transition Report on Form 10-K, as filed with the Securities and Exchange Commission on March 27, 1996).
10.35     First Amendment to Credit Agreement dated February 29, 1996 among
          AST Research, Inc., Bank of America NT & SA as agent and the other financial institutions party hereto (incorporated by reference to the Company's Transition Report on Form 10-K, as filed with the Securities and Exchange Commission on March 27, 1996).
10.37*    Form of Indemnification Agreement, as amended to date.
10.38* Form of Indemnification Trust Agreement (incorporated by reference to referenced exhibit number of the Company's Registration of Securities of Certain Successor Issuers on Form 8-B, Commission File No. 0-13941).
10.39     Intellectual Property Assignment Agreement dated June 27, 1996 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to exhibit number 99.3 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 28, 1996, Commission File No. 0-13941).
10.41 Server Technology Transfer Agreement dated February 22, 1996, between AST Ireland Limited and Samsung Electronics Co. Ltd. (incorporated by reference to exhibit number 10.1 of the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 14, 1996, Commission File No. 0-13941).
10.42     Strategic Consulting Agreement, dated February 22, 1996, between
          AST Ireland Limited and Samsung Electronics Co. Ltd. (incorporated by reference to exhibit number 10.2 of the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on
          May 14, 1996, Commission File No. 0-13941.
23.1++ Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5).
23.2#     Consent of Ernst & Young LLP.
24.++ Power of Attorney (included on the signature pages to the Registration Statement - see page II-5 and page II-6).

++ Filed with the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 11, 1996.
 #        Filed herewith.
 * Indicates a management contract or compensatory plan or arrangement.



                                      II-3

     Item 17.  Undertakings.
     (a)       The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                              (i) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

                              (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                              (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i)       The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              II-4

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of August, 1996.


                              AST RESEARCH, INC.


                              By:  /s/ Ian W. Diery
                                   ----------------
                                   Ian W. Diery
                                   President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                   Title                                Date
- ---------                   -----                                ----

/s/ Ian W. Diery            President, Chief Executive Officer   August 19, 1996
- ----------------            and Director
Ian W. Diery                (Principal Executive Officer)


/s/ Joseph E. Norberg**     Senior Vice President and            August 19, 1996
- -----------------------     Chief Financial Officer
Joseph E. Norberg


/s/ Mark P. de Raad**       Vice President, Finance, Treasurer   August 19, 1996
- ---------------------       and Principal Accounting Officer
Mark P. de Raad


/s/ Kwang-Ho Kim**          Chairman of the Board and Director   August 19, 1996
- ------------------
Kwang-Ho Kim


/s/ Safi U. Qureshey**      Chairman Emeritus and Director       August 19, 1996
- ----------------------
Safi U. Qureshey


/s/ Hyeon-Gon Kim **        Director                             August 19, 1996
- --------------------
Hyeon-Gon Kim


/s/ Richard J. Goeglein**   Director                             August 19, 1996
- -------------------------
Richard J. Goeglein


                                      II-5


/s/ Young Soo Kim**         Director                             August 19, 1996
- -------------------
Young Soo Kim


/s/ Jack W. Peltason**      Director                             August 19, 1996
- ----------------------
Jack W. Peltason


/s/ Won Suk Yang**          Director                             August 19, 1996
- ------------------
Won Suk Yang


/s/ Hee Dong Yoo**          Director                             August 19, 1996
- ------------------
Hee Dong Yoo


/s/ Bo-Soon Song**          Director                             August 19, 1996
- ------------------
Bo-Soon Song


                            ** By:  /s/ Ian W. Diery
                                    ----------------
                                    Ian W. Diery
                                    Attorney-In-Fact



                                        II-6



                                  EXHIBIT INDEX

Exhibit
Number     Description
- -------    ---------------------------------------------------------------------

  2.1 Agreement for Purchase and Sale of Assets dated June 30, 1993 between AST Research, Inc. and Tandy Corporation, TE Electronics, Inc. and GRiD Systems Corporation. The Schedules have been omitted and are as described in the Agreement incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 28, 1993, Commission File No. 0-13941).
  2.1.1 Sales Agreement dated July 13, 1993 between AST Research, Inc. and Tandy Corporation pursuant to the Agreement for the Purchase and Sale of Assets dated June 30, 1993 (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
  2.1.2 Circuit Board Purchase Agreement dated July 13, 1993 between AST Research, Inc. and TE Electronics Inc. pursuant to the Agreement for the Purchase and Sale of Assets dated June 30, 1993 (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
  2.1.3 Agreement of Sale of Going Business (English translation) between AST Research France and Tandy GRiD France, effective September 1, 1993 (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 29, 1993, Commission File No. 0-13941).
  2.2 Agreement of Stock Purchase dated as of February 27, 1995 between AST Research, Inc. and Samsung Electronics Company Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 3, 1995, Commission File No. 0-13941).
  2.2.1 Amendment No. 1 to Stock Purchase Agreement dated as of June 1, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Solicitation/Recommendation Statement on Amendment No. 1 to
           Schedule 14D-9 as filed with the Securities and Exchange Commission on June 8, 1995, SEC File No. 005-44159).
  2.2.2 Amendment No. 2 to Stock Purchase Agreement dated as of July 29, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  3.1 Certificate of Incorporation of AST Research, Inc., a Delaware Corporation, as amended (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  3.2 Bylaws of AST Research, Inc., a Delaware corporation, as amended (incorporated by reference to exhibit number 99.4 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
  4.1 Form of Amended and Restated Rights Agreement dated as of January 28, 1994 between the Company and American Stock Transfer & Trust Co., as Successor Rights Agent (incorporated by reference to referenced exhibit number of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended January 1, 1994), and Certificate of Designation of Preferred Stock and Rights Certificate and Summary of Terms of the Company's Shareholder Rights Plan which were included as exhibits to the original Rights Agreement dated as of August 15, 1989 (incorporated by reference to Exhibit 1 of the Company's Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on August 14, 1989, Commission File No. 0-13941).
  4.1.1 Amendment to Rights Plan dated as of March 1, 1995 between AST Research, Inc. and American Stock Transfer & Trust Co. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 3, 1995, Commission File No. 0-13941).
  5. ++    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
           Corporation.
  10.7 Promissory Note dated as of July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 28, 1993, Commission File No. 0-13941).
  10.8 First Amendment dated September 22, 1993 to Promissory Note dated July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Commission File No. 0-13941).
  10.9 Second Amendment dated October 14, 1993 to Promissory Note dated July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 29, 1993, Commission File No. 0-13941).
  10.10 Third Amendment dated December 30, 1993 to Promissory Note dated July 12, 1993 between AST Research, Inc. and Tandy Corporation (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K/A as filed with the Securities and Exchange Commission on January 10, 1994, Commission File No. 0-13941).
  10.17 Letter of Credit Agreement dated July 31, 1995 between AST Research, Inc., and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  10.18 Registration Rights Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  10.19 Stockholder Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Company, Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  10.20 Amendment No. 1 to Stockholder Agreement dated December 21, 1995 to Stockholder Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Company Co., Ltd. (incorporated by reference to exhibit number 99.3 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
  10.29 General Terms Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  10.30 Letter Agreement dated July 31, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to referenced exhibit number of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on August 7, 1995, Commission File No. 0-13941).
  10.32 Additional Support Agreement dated December 21, 1995 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to exhibit number 99.2 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 22, 1995, Commission File No. 0-13941).
  10.33 Loan Agreement and Promissory Note dated November 20, 1995 between AST Research, Inc. and Samsung Electronics America, Inc. (incorporated by reference to the referenced exhibit number of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 1996, Commission File No. 0-13941).
  10.34    Credit Agreement dated December 27, 1995 among AST Research,
           Inc., Bank of America NT &    SA as agent and the other financial
           institutions party hereto (incorporated by reference to the
           Company's Transition Report on Form 10-K, as filed with the Securities and Exchange Commission on March 27, 1996).
  10.35 First Amendment to Credit Agreement dated February 29, 1996 among AST Research, Inc., Bank of America NT & SA as agent and the other financial institutions party hereto (incorporated by reference to the Company's Transition Report on Form 10-K, as filed with the Securities and Exchange Commission on March 27, 1996)..
  10.37*   Form of Indemnification Agreement, as amended to date.
  10.38* Form of Indemnification Trust Agreement (incorporated by reference to referenced exhibit number of the Company's Registration of Securities of Certain Successor Issuers on Form 8-B, Commission File No. 0-13941).
  10.39 Intellectual Property Assignment Agreement dated June 27, 1996 between AST Research, Inc. and Samsung Electronics Co., Ltd. (incorporated by reference to exhibit number 99.3 of the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on June 28, 1996, Commission File No. 0-13941).
  10.41    Server Technology Transfer Agreement dated February 22, 1996, between AST Ireland Limited and Samsung Electronics Co. Ltd. (incorporated by reference to exhibit number 10.1 of the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 14, 1996, Commission File No. 0-13941).
  10.42    Strategic Consulting Agreement, dated February 22, 1996, between
           AST Ireland Limited and Samsung Electronics Co. Ltd. (incorporated by reference to exhibit number 10.2 of the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on
           May 14, 1996, Commission File No. 0-13941.
  23.1 ++ Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (see Exhibit 5).
  23.2 #   Consent of Ernst & Young LLP.
  24. ++ Power of Attorney (included on the signature pages to the Registration Statement - see page II-5 and page II-6).

  ++ Filed with the Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on June 11, 1996.
  #        Filed herewith.
  *        Indicates a management contract or compensatory plan or arrangement.